                                                                                                           Exhibit 99.1

Contacts

Julie Leber                                                                    Lauren Burgos

Spotlight Marketing Communications                    Spotlight Marketing Communications

949.427.1391                                                              949.427.1399

julie@spotlightmarcom.com                                    lauren@spotlightmarcom.com

New Memory Care Facility Opens at Senior Housing Community Owned by Strategic Student & Senior Housing Trust in Portland, Ore.

PORTLAND, Ore. – (Nov. 4, 2019) – Strategic Student & Senior Housing Trust, Inc. (“SSSHT”), a public, non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today the completion of a free-standing, 23-unit memory care building at Courtyard at Mt. Tabor in Portland, Oregon. The approximately 16,000-square-foot facility, Courtyard at Mt. Tabor Pavilion, is an expansion of Courtyard at Mt. Tabor, a continuum-of-care senior housing community that now offers 309 units of independent living, assisted living and memory care. As of November 3, 2019 the Pavilion is 38% pre-leased.

“SmartStop Asset Management believes that the ideal senior housing model is a continuum-of-care campus serving private-pay, middle-income seniors that allows residents to age in-place,” said John Strockis, president and chief investment officer of SSSHT. “We maintain a resident-focused perspective and understand the growing need to provide quality memory care in our communities. Courtyard at Mt. Tabor Pavilion delivers additional units to help offset that demand.”

The new memory care facility was constructed by R&H Construction and designed by Ankrom Moisan Architects. After breaking ground in late October 2018, the project took approximately 12 months to complete.

A grand opening ceremony will be held on Wednesday, Nov. 6, at 11 a.m. Pacific time, that will feature a ribbon cutting and topping out ceremony to commemorate the memory care unit. Jeanne Keevil, a resident of Courtyard at Mt. Tabor, introduced the community to topping out, a Scandinavian tradition dating back more than 1,000 years. The tradition involves placing a tree at the top point of a newly constructed building to pay homage to the trees that provided the lumber to construct the building and as a way to bless the new building. Keevil will be in the lift to help commence the topping out ceremony. The tree blessing will also be a part of the Vibrant Life program at Courtyard at Mt. Tabor, which is designed to connect residents with family, friends and the community. The event will be attended by executives from SmartStop Asset Management, Integral Senior Living and R&H Construction as well as management, staff and residents of Courtyard at Mt. Tabor.

Courtyard at Mt. Tabor is situated on 7.1 acres of land located at 6125 and 6323 SE Division St. The full-service community has extensive dining service options; wellness care and activities; transportation; personal care and support services; housekeeping; and a 24-hour front desk staff for its residents.

“We couldn’t be more excited to commemorate the expansion at Courtyard at Mt. Tabor with SmartStop Asset Management, a company that shares our mission of making the communities we manage vibrant and healthy with welcoming environments for residents and their families,” said Collette Gray, chief executive officer and chief operating officer for Integral Senior Living.

Integral Senior Living, a premier senior living operator that manages independent, assisted living and memory care properties throughout 18 states, manages the property on a day-to-day basis on behalf of Strategic Student & Senior Housing Trust.

In addition to Courtyard at Mt. Tabor, Strategic Student & Senior Housing Trust owns a portfolio of three other senior housing communities and two student housing communities

About Strategic Student & Senior Housing Trust, Inc. (SSSHT)

SSSHT is public non-traded REIT that focuses on the acquisition of income-producing, Class “A” student housing and senior housing communities. SSSHT owns two student housing properties and four senior housing properties. For more information regarding SSSHT, please visit https://strategicreit.com/site/sssht.

About SmartStop Asset Management, LLC

SmartStop Asset Management (“SAM”) is a diversified real estate company focused on student housing and senior housing. SAM and its affiliates have a managed portfolio that includes approximately $1.9 billion of assets. Since 2007, SAM and its affiliates have transacted approximately $6.0 billion in real estate deals. SAM’s managed portfolio includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities now with approximately 680 beds and 516,000 rentable square feet of space. SAM is the sponsor of Strategic Student & Senior Housing Trust, Inc., a public non-traded REIT focused on student and senior housing assets. SAM is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. SAM has a track record of full-cycle REIT liquidity events, including the all-cash merger of SmartStop Self Storage, Inc. (f/k/a Strategic Storage Trust, Inc.) with Extra Space Storage in October 2015 for $13.75 per share and the all cash merger of Strategic Storage Growth Trust, Inc. with Strategic Storage Trust II, Inc. in January 2019 for $12.00 per share. In June 2019, SAM entered into a series of transactions with SmartStop Self Storage REIT, Inc. (“SmartStop REIT”) (f/k/a Strategic Storage Trust II, Inc.) in which SmartStop REIT acquired the self storage advisory, asset management, property management and tenant insurance joint venture interests of SAM. As a result of the transactions, SAM and its subsidiaries own limited partnership units in the operating partnership of SmartStop REIT. SmartStop REIT is now a self-administered self storage REIT that, through its wholly owned subsidiary, SmartStop REIT Advisors, LLC, sponsors other self storage programs, including Strategic Storage Trust IV, Inc. and self storage private programs.